Exhibit 16.1

May 30, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: DH ENCHANTMENT, INC. (ENMI)

We have resigned from our position as the auditor of ENMI effective May 29, 2025.

We have read the statements made by ENMI in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Very truly yours,

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2021.

Kuala Lumpur, Malaysia